Exhibit 10.7

English Translation

EMPLOYEE CONFIDENTIALITY AGREEMENT

In consideration of my employment with Column A, its branches, affiliates, subsidiaries and successors or assigns that will enjoy its rights and assume its obligations in accordance with the laws (together the “Company” ), I hereby agree to the following:

1. Employment. I understand and acknowledge that my employment with the Company is for a specified duration as agreed to in the Employment Contract or other contract or agreement setting forth the employment relationship between the Company and I (together the “Employment Contract”). This Agreement shall be automatically extended accordingly upon the renewal or extension of the Employment Contract. I understand that this Agreement is not an employment or labor contract. Accordingly, not all the terms and conditions of my employment are listed herein.

2. Confidential Information.

(a) Company Information. I agree to, at all times during the term of my employment and thereafter, hold in strictest confidence, and not to use except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Company Confidential Information. I understand that the “Company Confidential Information” includes all of the following that is available to me from the Company, either directly or indirectly, in writing, orally, by observation or any other means: proprietary information, information of a confidential nature, technical data, trade secrets or know-how, including but not limited to research materials and other research-related materials, product plans, products, services, customer lists and customers of the Company (including, but not limited to, customers of the Company on whom I called for business or with whom I become acquainted during the term of my employment), business partnerships and transactions, markets, software, development, inventions, processes, formulas, technology, designs, data, drawings, management, hardware management, computer programs, database, business plans, marketing, financial budgets and business information. I further understand that the Company Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item(s) involved.

(b) Former Employer Information. I agree that (i) I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former employer or concurrent employer or any other third party; and (ii) I will not bring onto the premises of the Company any proprietary information or trade secrets belonging to any such former employer or concurrent employer or third party, unless such former employer or concurrent employer or third party gives its prior unconditional consent in writing and such written consent is submitted to the Company.

(c) Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I undertake to hold such Third Party Information in the strictest confidence and not to disclose it without the consent of the Company to any person, firm or corporation (including but not limited to other members of the Company), and not to use such Third Party Information except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

3. Inventions

(a) Prior Inventions. I have attached hereto, as Exhibit A, a list describing all productions, original works of authorship, creations, inventions, designs, copyrightable works, developments, improvements, discoveries, technical methods, know-how and other productions or items containing intellectual properties of any nature, whether or not patentable or otherwise registrable under the laws of any countries, which were made by me (solely or jointly with others) prior to my employment with the Company (collectively referred to as “Prior Inventions” ). Exhibit A(i) lists “My Own Prior Inventions” to which I own either solely or jointly with others and Exhibit A(ii) lists “Other Prior Inventions” to which I have no title. If any of the My Own Prior Inventions relates to the Company’s current or proposed business, products or research and development, I hereby assign such My Own Prior Inventions to the Company in accordance with this Agreement. If I fail to assign any My Own Prior Inventions to the Company for whatsoever reason, I hereby grant the Company an exclusive, royalty-free, assignable, irrevocable and worldwide license (including the right to sublicense through multilayered sublicensing) to use such My Own Prior Inventions in any manner, including to produce, manufacture, modify, use, sell and/or otherwise dispose of such My Own Prior Invention as part of or in connection with any product, process or machine. I agree to be responsible for the authenticity of the ownership status of any My Own Prior Inventions. If there is any flaw in my ownership of any My Own Prior Inventions, which makes the irrevocable and unconditional assignment and license as granted above invalid and not legally binding, or causes any damage to the Company, I hereby undertake to take full responsibility therefor. I hereby warrant that I will not use any of the Other Prior Inventions in the performance of my duties for the Company. All Prior Inventions consist of the inventions and innovations I made prior to my employment with the Company. If no Prior Inventions are listed in Exhibit A, I hereby represent that I have no prior inventions.

(b) Service Inventions

(i) Disclosure: I agree that during my term of the employment with the Company, I will promptly communicate to the Company in writing, with a disclosure of any particulars, inventions, original works of authorship, creations, designs, copyrightable works (including but not limited to computer software), developments, improvements, trade secrets, discoveries, technical methods, know-how, and other work-related information or matters which produce or may produce any intellectual property in any nature (“Inventions”) that are manufactured, created, designed or otherwise obtained by me (solely or jointly with others), no matter whether such Invention is patentable or otherwise registrable under the laws of a country. Within one year after termination of my employment with the Company, I will also promptly communicate and disclose to the Company in writing any Inventions developed by me solely or jointly with others which relate to my activities during my service with the Company. I will make immediate notification to those whose approval is the condition for me to observe the obligation in this clause, those people including but not limited to the co-inventors.

(ii) Title: To the extent permitted by law, the Company shall have a complete, absolute and exclusive title to and interest in (1) any Inventions made by me solely or jointly with others during the term of my employment with the Company, including but not limited to the Inventions made in the ordinary cause of my job, or executing a special duty assigned by the Company, or Inventions produced beyond performing my duty to the Company if (i) in completing such Inventions, I have occupied any time of the Company or employed any equipment, supplies, facilities or proprietary information of the Company, or (ii) such Inventions relate to the business of the Company or any research or development the Company is now carrying out or the Company is apparently expected to carry out in the future, and (2) any Inventions made by me solely or jointly with others within one year after termination of my employment with the Company that are related to any of my activities during the term of my employment with the Company ((1) and (2) together collectively referred to as the “Service Inventions”). I hereby waive any moral rights to which I may have to the Service Inventions. The Service Inventions and any rights, qualifications, benefits, privileges and interests (including but not limited to all intellectual property rights produced by or derived from such Service Inventions in any country) arising from them shall be considered “Company Interests”. Such Company Interests can be granted by the Company to any person or entity designated by the Company with the approval of the Board of Directors of the Company.

(iii) Assignment: I further warrant that, if I have any right or title to or interest in any Service Inventions, I hereby assign such right, title or interest to the Company and/or its designee. In the event that I can not assign any right or title to or interest in any Service Inventions to the Company, I hereby grant the Company an exclusive, royalty-free, assignable, irrevocable and worldwide license (including the right to sublicense through multilayered sublicensing) to exercise such non-assignable right, title and interest. If I can neither assign nor license to the Company any right, title or interest I may have to or in any Service Inventions, I hereby irrevocably waive and agree never to assert any claims against the Company or any Company’s successor with respect to such non-assignable and non-licensable right, title or interest. Subject to Article 3(a) hereof, if any Service Inventions assigned hereunder are made on the basis of any rights I have or have the right to license but I have not assigned hereunder, or incorporate such rights, or are improvements to or derivatives of such rights, or there are reasons to believe that no Service Inventions can be made, used, reproduced or sold without using or encroaching upon such rights, I hereby assign such rights to the Company; if such rights are non-assignable, I hereby grant the Company or its designee a royalty-free, irrevocable, perpetual and worldwide license (including the right to sublicense through multilayered sublicensing) to use and exercise such rights so that the Company may exercise or use any Service Inventions that have been assigned (including any modifications, improvements and derivatives of such Service Inventions).

(c) Reward and Remuneration. I hereby agree that the Company will reward me for my Service Inventions in accordance with the provisions of the Company on rewards for employee inventions. I understand that such reward and the remuneration the Company pays me in accordance with the Employment Contract constitute all the reward and remuneration I am entitled to for my Service Inventions (including but not limited to the “reward” and “reasonable remuneration” set forth in Article 16 of the Patent Law of the People’s Republic of China). I hereby irrevocably waive any claim against the Company for any other reward or remuneration for any Service Inventions, regardless whether the Company implements or licenses such Service Inventions or whether the Company makes any profit or receives any royalty payment or license fees from such Service Inventions.

(d) Compulsory License by Patent Administration Department of Employee’s Service Inventions. I acknowledge that the Patent Administration Department Under the State Intellectual Property Office is empowered to grant a compulsory license to exploit Service Inventions in accordance with Chapter Six of the Patent Law of the People’s Republic of China. Without limiting the generality of the provisions of Article 3(c) hereof on reward and remuneration, I further agree and represent that the Company has an exclusive and absolute title to any royalty paid by any entity or person that exploits any Service Invention under a compulsory license, and I hereby waive my rights to claims in and to the foregoing royalty, if any, in spite of the nature of such rights and whether or not such rights are actual or accidental and are present or potential.

(e) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Service Inventions and sign my name thereon during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format or manner that may be specified by the Company from time to time. The records will be available to and remain the exclusive and sole property of the Company at all times.

(f) Patent and Copyright Registrations and Other Activities Relating to Service Inventions.

(1) I agree to and will perform the following obligations:

(i) Upon the instructions of the Company, I will assist the Company or its designee, at the Company’s expense, in every proper and feasible way to exercise the Company’s rights in the Service Inventions, including but not limited to the patent application, design and copyright registration, and other applications or registrations.

(ii) I will disclose to the Company or its designee all pertinent information and data with respect to the Service Inventions and to execute all applications, specifications, oaths, assignments and all other instruments with respect to the Service Inventions at the discretion of the Company or its designee.

(iii) Upon the requirement of the Company or its designee, I will take relevant actions and sign all documents to ensure that the Company or its designee has the sole, absolute and exclusive right to the Service Inventions and all Company Interest.

(iv) I hereby irrevocably designate and appoint the Company and any officer or agent duly authorized by the Company as my agent, who will take any of the above-mentioned actions or execute any of the above-mentioned documents on my behalf to ensure that the Company will complete the procedure for any application or registration with respect to the Service Inventions. Actions taken by any of the above-mentioned persons as my agent shall have equal effect and validity as those taken by myself.

(2) I further agree, the obligations under the above sub-clause (f)(1) (including but not limited to execution of any instrument and taking various actions at the will of the Company or its designees and/or required by such obligations) shall remain valid and in effect during the term of my employment with the Company and after the termination of this Agreement.

4. Non-Competition

(a) I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation, advising, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of my employment, not will I engage in any other activities that conflict with my obligations to the Company.

(b) I agree that during the employment with the Company, whether with or without cause, either for the benefit of myself or any other person or entity, or jointly with any other person or entity, I shall not by any means, directly or indirectly, (i) solicit, induce, recruit or encourage any of the Company’s employees and/or any employee of any other group members to leave their employment, or attempt to solicit, induce, recruit, encourage or take away any of the Company’s employees and/or any employee of any other group member; or (ii) solicit any customer or former customer of the Company and/or any other group member to procure its business.

(c) I agree that other post-employment non-competition obligations of mine should be performed in accordance with the provisions set out in the Non-Competition Agreement.

5. Returning Company Documents. I agree and recognize that, upon my leaving the employment of the Company, I will return and deliver to the Company immediately without delay all the documents and files of the Company, including but not limited to any and all documents, records, information, materials, devices, data, notes, reports, proposals, lists, correspondences, specifications, drawings, blueprints and sketches (including reproductions of any aforementioned items in any form) concerning any Service Inventions, Company Confidential Information and Third Party Information. I will not keep in possession or control in my own name all or part of the Group Property (as defined in Exhibit B hereto) and any duplicates and reproductions of all or part of such property in any form, nor will I recreate or reproduce the Group Property in any manner or deliver the same to anyone else.

In the event that my employment with the Company terminates, I agree to sign and deliver the “Termination Certification” in the form attached hereto as Exhibit B. If I don’t sign and deliver the “Termination Certification” upon such termination, it will be regarded that I have done so.

6. Notification to New Employer. In the event that my employment with the Company terminates, I hereby agree that the Company can notify my new employer of my rights and obligations under this Agreement.

7. Other Representations and Warranties. I agree to execute any proper oath or verify any proper document or take or not take any actions which are required to carry out the terms of this Agreement when the Company requires or thinks fit at any time. I represent that my performance of all the terms of this Agreement will not breach any other agreement (including but not limited any confidentiality agreement entered into by me prior to my employment with the Company). I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict with this Agreement with any person in any manner.

8. Breach. In the event that I breach the provisions of this Agreement, I shall pay the penalty to the Company as follows: if my last position in the Company (subject to the last appointment by the Company before I leave the Company) is Vice President or above level, the penalty shall be RMB500,000; if director or above level, RMB300,000; if manager or above level, RMB200,000; if below the level of manager, RMB100,000.

In the event that the actual losses caused to the Company by my breach of my non-competition obligations exceed the above penalties, I agree to pay the damages to the Company according to the following schedule:

(i)	the amount of damages payable to the Company shall be equivalent to the actual economic losses resulting from my breach and suffered by the Company;

(ii)	the amount of damages payable to the Company shall be equivalent to the benefit obtained by me in the event that the actual loss suffered by the Company is not assessable;

(iii)	I shall also reimburse the reasonable fees paid by the Company in connection with the investigation of my breach, including but not limited to the investigation fee, evaluation fee, attorneys’ fees and litigation fee.

I further confirm that I shall abide by the confidential requirements stipulated by the Board of Directors of the Company (if any).

9. General Provision

(a) Governing Law; Jurisdiction. This Agreement will be governed by the laws of the People’s Republic of China. Any dispute arising from the interpretation or performance of this Agreement shall be submitted to the competent people’s court in Shanghai for litigation.

(b) Entire Agreement; Previous Contractual Terms. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein, merges all prior discussions, understandings or representations (if any) between us with respect to such subject matter and supersedes any written agreement or agreement in other forms (if any) between the Company and me with respect to such subject matter, except for those agreements required by the Board of Directors of the Company which will continue to be effective and shall have priority over the provisions hereof. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the parties bound thereby. Any changes in my duties, salary, compensation or other matters made by the Company shall not affect the validity or scope of this Agreement.

(c) Severability. The invalidation of any of the provisions in this shall not affect the effectiveness of the remaining provisions.

(d) Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives, as well as upon any successors or assigns of the Company. The Company has the right to assign all or part of the interest in this Agreement to any third party unilaterally and absolutely at any time.

(e) No Waiver. No failure or delay by the Company in exercising any right, power or remedy under this Agreement shall be deemed as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy.

(f) Interpretation. The headings are inserted for convenience only and shall not affect the construction of this Agreement. Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing a gender include each gender. “Written” means any visible works. References to statutory provisions in this Agreement shall be construed as references to those provisions as amended or re-enacted or as their application is modified by other provisions from time to time. “Person” refers to any natural person, various companies, firms and entities. “This Agreement” and other documents referred to herein should be the entire updated versions of such documents as revised or supplemented from time to time (if any). “This Agreement” refers to this Employee Confidentiality Agreement as well as its exhibits. Unless referred to in context otherwise, the article and provision refer to the articles and provisions of this Agreement.

(g) Notice. I agree that any notice under this Agreement shall be made in writing and shall be deemed to have been effectively served when delivered personally or by courier or when placed in certified mail with postage prepaid to the following address. Any notice served on me shall be sent to the following address of mine:

Mailing address: Column B

Post code: Column C

Telephone: Column D

I agree that during the term of my employment with the Company and for a period of 6 months after the termination of such employment, if any item in the above contact information of mine is changed, I will notify the Company of the updated information in writing without delay. If no notice of change is given to the Company by me, such contact information as listed above shall be deemed remain effective.

(h) Exhibits. All exhibits annexed hereto shall be deemed an integral part of this Agreement.

This Agreement is executed on Column E.

Signature of Employee:	The Company (Common Seal affixed hereto):

/s/ Column F	[seal: Column A]

Identification Card Number:

Column G

EXHIBIT A

LIST OF PRIOR INVENTIONS

i.	My Own Prior Inventions

Title	Date	Identifying Number or Brief Description

ii.	Other Prior Inventions

☐	No Prior Inventions or improvements

☐	Additional Sheets Attached ( pages)

Signature of Employee:	/s/ Column F

Print Name of Employee:

Date: Column E

Exhibit A - 1

EXHIBIT B

TERMINATION CERTIFICATION

This is to certify that I have returned and delivered to the Company all documents, records, information, materials, devices, data, notes, reports, proposals, lists, correspondences, specifications, drawings, blueprints, sketches (including reproductions of any aforementioned items in any form), whether or not involving any Company Confidential Information, Third Party Information, Service Inventions, Company Interests or any other properties belonging to the Company and/or any other group member (together the “Group Property”), that I have directly or indirectly received from the Company or any other member of the Company or have invented or created during work. I am not in possession of any Group Property or any form of the reproductions of all or any part of the Group Property; I have not recreated or reproduced any Group Property in any manner nor have I delivered any Group Property or any form of the reproductions of all or any part of the Group Property to anyone else; I will not recreate or reproduce any Group Property in any manner nor will I deliver any Group Property or any form of the reproductions of all or any part of the Group Property to anyone else.

I further certify that during my employment with the Company I have performed my obligations in full compliance with the Employee Confidentiality Agreement (the “Confidentiality Agreement”) which has been signed by me and delivered to the Company. Such obligations include, but not limited to, the disclosure of any Inventions (as defined in the Confidentiality Agreement).

I agree to keep Company Confidential Information in strict confidence in accordance with the Confidentiality Agreement.

I agree to comply with the obligatory terms of the Confidentiality Agreement which will survive the termination of the Confidentiality Agreement.

Unless otherwise required under any context or otherwise specified, the names and terms in this Termination Certification have the meanings ascribed to them in the Confidentiality Agreement.

This Termination Certification is executed on                         .

Signature of Employee:

Print Name of Employee:

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	Column A	Column B	Column C	Column D	Column E	Column F	Column G
1	Mai Wang Information Technology (Shanghai) Co., Ltd.	16D2, No. 5, Lane 888, South Shanxi Road, Shanghai	200031	54656809	July 1, 2009	Zhang Bang	320502196804142031
2	Shanghai Mecox Lane International Mailorder Co., Ltd.	N/A	N/A	N/A	July 1, 2010	Wang Zhen	N/A
3	Mecox Lane Technology (China) Limited	N/A	N/A	N/A	August 23, 2010	Zhang Yan	220104197110180617
4	Mecox Lane Technology (China) Limited	N/A	N/A	N/A	August 23, 2010	Wu Yili	N/A
5	Mecox Lane Technology (China) Limited	N/A	N/A	N/A	September 17, 2010	Pu Sijie	310106197603124036

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